Exhibit 99.2

Quest Diagnostics Commences Cash Tender Offer for Any and All of Certain of its Outstanding Notes

MADISON, N.J., November 12, 2009 -- Quest Diagnostics Incorporated (the “Company”) (NYSE: DGX), the world's leading provider of diagnostic testing, information and services, announced today that it has commenced a cash tender offer (the "Tender Offer") to purchase any and all of its 5.125% Senior Notes due 2010 (the "2010 Notes") and any and all of its 7.50% Senior Notes due 2011 (the "2011 Notes" and, together with the 2010 Notes, the "Notes"). Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated November 12, 2009 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal"). The offer will expire at 5:00 p.m., New York City Time, on November 19, 2009, unless extended.

The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Tender Offer will be determined at 2:00 p.m., New York City time, on November 17, 2009 in the manner described in the Offer to Purchase. The purchase price, which will be determined by reference to a fixed spread specified for each series of Notes over the yield based on the bid-side price of the applicable U.S. Treasury Security as indicated below, will be announced by news release promptly after its determination.

		Aggregate	Fixed
		Principal	Spread	Reference	Relevant
		Amount	(basis	Treasury	Bloomberg
CUSIP No.	Title of Security	Outstanding	points)	Security	Page
74834 LAK6	5.125% Senior	$226,363,000	40	1.00% due	PX1
	Notes due 2010			October 31, 2011

74834 LAE0	7.50% Senior	$248,637,000	60	1.00% due	PX1
	Notes due 2011			October 31, 2011

In addition, the Company will pay accrued and unpaid interest up to, but excluding, the applicable settlement date on all validly tendered Notes accepted for purchase in the Tender Offer. The settlement date for the Tender Offer is expected to be the first business day following the expiration date and currently is expected to be November 20, 2009. The Company intends to use a portion of the net proceeds from its senior notes offering to fund the Tender Offer. The Tender Offer remains subject to meeting certain conditions, and the Company reserves the right to extend, terminate, withdraw or amend the Tender Offer at any time subject to applicable law.

Quest Diagnostics has retained BofA Merrill Lynch as Global Coordinator & Joint Lead Dealer Manager and Morgan Stanley, RBS and Wells Fargo Securities as Joint Lead Dealer Managers. Global Bondholder Services Corporation has been retained to serve as the depositary and to serve as the information agent for the tender offer.

For additional information regarding the terms of the Tender Offer, please contact: BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-4603 (collect).

This news release is not an offer to purchase or a solicitation of an offer to sell any Notes. The Tender Offer is being made only pursuant to the terms of the Offer to Purchase, and the related Letter of Transmittal.

Requests for documents and questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation, at (866) 470-3800 (toll free).

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk" in the Company's 2008 Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures About Market Risk" and "Risk Factors" in the Company's 2009 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the Company's 2009 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.